Exhibit 10.24

NEWPAGE HOLDINGS INC. 2012 LONG-TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

THIS AGREEMENT is made as of                             (“Grant Date”), between NewPage Holdings Inc., a Delaware corporation (the “Company”), and [•] (“Grantee”). This Agreement provides for a grant of Restricted Stock Units to the Grantee pursuant to the NewPage Holdings Inc. 2012 Long-Term Incentive Plan (the “Plan”). Capitalized terms used but not defined in this Agreement are as defined in the Plan. The Company and Grantee agree as follows:

1. Grant of Restricted Stock Units. The Company grants to Grantee, and Grantee accepts from the Company, an Award of [•] Restricted Stock Units (the “Award”). Upon vesting pursuant to Section 2, Grantee will receive one share of Common Stock (“Share”) for each vested Restricted Stock Unit. This grant is in all respects limited and conditioned as provided in this Agreement. This grant is also subject to the applicable provisions of the Plan, as amended from time to time, which are incorporated in this Agreement by reference. If any conflict arises between the provisions of this Agreement and the provisions of the Plan, the provisions of the Plan will govern.

2. Vesting. Subject to Sections 5 and 7, one-fourth of the Restricted Stock Units granted will vest and become non-forfeitable upon each of the first, second, third and fourth anniversaries of the Grant Date (each a “Vesting Date”).

3. Dividends. Grantee will receive dividend equivalents, which represent the right to receive an amount, in cash, Shares, other property or any combination thereof, as applicable, measured by the dividends and other distributions payable with respect to Common Stock underlying the Restricted Stock Units between the Grant Date and the applicable Payment Date (“Dividend Equivalent Rights”), but no such amount will be payable with respect to any Restricted Stock Units that are forfeited. Dividend Equivalent Rights will be paid to the Grantee in accordance with Section 4, without interest, on the date on which the Common Stock underlying the Restricted Stock Units are distributed to the Grantee in the same form (cash, Shares or other property) in which the corresponding dividend is paid to holders of Shares generally. For the avoidance of doubt, the Dividend Equivalent Rights shall not include any rights to receive, and nothing in the Plan shall entitle Grantee to a share of, the First Lien Notes Cash or the Litigation Trust Interests (as those terms are defined in the Chapter 11 Plan).

4. Payment of Restricted Stock Units. As soon as practicable (and in no case more than 30 days) after a Vesting Date (the “Payment Date”), the Company will pay the vested Restricted Stock Units by delivering to Grantee a number of shares of Common Stock equal to the number of Restricted Stock Units that vested on that Vesting Date. The Company will issue the Shares either in certificate form or in book entry form, registered in Grantee’s name. Delivery of any certificates will be made to the Grantee’s last address reflected on the books of the Company unless the Company is otherwise instructed in writing. Neither Grantee nor any of Grantee’s successors, heirs, assigns or personal representatives will have any further rights or interests in any Restricted Stock Units that are so paid. Notwithstanding anything in this Agreement to the contrary, the Company will have no obligation to issue and deliver Shares in payment of Restricted Stock Units unless the issuance and delivery comply with applicable law and the requirements of any securities exchange.

5. Termination of Employment.

5.1 Death; Disability. If Grantee’s employment with NewPage or service as a director of the Company is terminated as a result of Grantee’s death or Disability, then, subject to Section 7 upon a Change in Control, all Restricted Stock Units that would otherwise have vested on or prior to December 31 of the year in which the termination occurs will vest and be paid to Grantee (or his or her estate). All other non-vested Restricted Stock Units will be automatically forfeited by Grantee as of the date of termination. Neither Grantee nor any of Grantee’s successors, heirs, assigns or personal representatives will have any rights or interests in any forfeited Restricted Stock Units.

5.2 Other Terminations. Subject to Section 7 upon a Change in Control, if Grantee’s employment with NewPage or service as a Director of the Company is terminated for any reason other than as described in Section 5.1, any non-vested Restricted Stock Units as of the date of termination will be automatically forfeited by Grantee as of the date of termination. Neither Grantee nor any of Grantee’s heirs, assigns or personal representatives will have any rights or interests in any forfeited Restricted Stock Units.

6. Adjustments. Upon a change in capital structure or other similar event, the Committee will make equitable adjustments to the number and class of Shares subject to this Agreement in accordance with Section 13 of the Plan. The Committee’s adjustment in accordance with Section 13 of the Plan will be final, binding and conclusive for all purposes of the Plan and this Agreement. Any adjustments to the number of Restricted Stock Units subject to this Award, whether made pursuant to this Section 6 or otherwise, will always result in a whole number, with any fractional Restricted Stock Units rounded up to the next whole number, subject to Section 409A of the Code.

7. Effect of a Change in Control. If the surviving or successor entity does not assume the Restricted Stock Units granted pursuant to this Agreement upon a Change in Control, then any then-outstanding non-vested Restricted Stock Units will become fully vested upon the effective date of the Change in Control and be paid to Grantee in accordance with Section 4. If the surviving or successor entity assumes the Restricted Stock Units granted pursuant to this Agreement upon a Change in Control, and if within one (1) year after the effective date of the Change in Control Grantee’s employment with NewPage or service as a director of the Company is terminated (x) for any reason that constitutes a “Compensated Termination” under an employment agreement between the Grantee and NewPage Corporation or (y) if the Grantee does not have an employment agreement with NewPage Corporation, by the Company without Cause, then any then-outstanding non-vested Restricted Stock Units will become fully vested upon the effective date of termination and be paid to Grantee in accordance with Section 4.

8. Restrictions on Transfer. Restricted Stock Units may not be sold, assigned, hypothecated, pledged or otherwise transferred or encumbered in any manner except by will or the laws of descent and distribution.

9. Tax Withholding. The Company will on the Payment Date withhold and remit to the appropriate taxing authorities taxes due upon payment for vested Restricted Stock Units in accordance with Section 15.4 of the Plan (as in effect on the date of this Agreement).

10. No Rights as a Stockholder. Unless and until Shares are issued in satisfaction of the Company’s obligations under this Award, in the time and manner specified above, Grantee will have no rights as a stockholder.

11. No Right to Continued Employment. Nothing in this Agreement or in the Plan will be interpreted or construed to confer upon Grantee any right with respect to continued employment by NewPage or continued service as a director of the Company, nor will this Agreement or the Plan be deemed to interfere in any way with the right of the Company or any other NewPage entity to terminate Grantee’s employment or service at any time.

12. Grantee Bound by the Plan. Grantee acknowledges receipt of a copy of the Plan and agrees to be bound by all the terms and provisions of the Plan.

13. Miscellaneous.

13.1 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable or invalid for any reason, the remaining provisions of this Agreement will not be affected and will continue in full force in accordance with their terms.

13.2 Governing Law. Except as to matters of federal law, the validity, interpretation, construction and performance of this Agreement will be governed by the laws of the State of Delaware without giving effect to its conflicts of laws principles.

13.3 Signature in Counterparts. This Agreement may be signed in multiple counterparts, each of which will be deemed an original.

13.4 Successors in Interest. This Agreement will inure to the benefit of and be binding on Grantee and his or her heirs, permitted assigns and permitted representatives, and on the Company and any successor to the Company.

13.5 Modifications. This Agreement may be modified, amended, suspended or terminated, and any terms or conditions may be waived, but only by a written instrument executed by Grantee and the Company. No waiver by either party of any obligation to be performed by the other party under this Agreement on a particular occasion will be deemed a waiver of that obligation on any subsequent occasion or a waiver of any other obligation.

13.6 Resolution of Disputes. Any dispute or disagreement which may arise under, or as a result of, or in any way relate to the interpretation, construction or application of this Agreement will be determined by the Committee. Any determination made by the Committee will be final, binding and conclusive on Grantee and the Company, but Grantee reserves and retains his or her right to pursue and protect his or her rights in a court of competent jurisdiction.

13.7 Sections and Other Headings. The section and other headings in this Agreement are for reference purposes only and will not affect the meaning or interpretation of this Agreement.

This Agreement has been executed by the Company and Grantee as of the Grant Date.

NEWPAGE HOLDINGS INC.	GRANTEE

By:
Name:	Name:
Title:

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